Filed Pursuant to Rule 424(b)(3)

Registration No. 333-200008

PROSPECTUS

INPHI CORPORATION

5,274,580 Shares
Common Stock

The selling stockholders identified in this prospectus may sell up to 5,274,580 shares of our common stock, par value $0.001 per share. We are not offering any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares offered by the selling stockholders. The shares of common stock offered under this prospectus and any prospectus supplement were issued in connection with the consummation of our acquisition of Cortina Systems, Inc.

The selling stockholders (which term includes their respective donees, pledgees, transferees or other successors-in-interest) may sell the shares directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the shares in one or more transactions at any time at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will bear all fees, discounts, concessions or commissions of broker-dealers or agents in connection with the offering of the shares by the selling stockholders. See “Plan of Distribution” beginning on page 8 of this prospectus for more information about how the selling stockholders may sell their shares of common stock.

Our common stock is traded on the New York Stock Exchange under the symbol “IPHI.” On November 6, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $15.14 per share.

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors described in, and incorporated by reference under, “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2014.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained and incorporated by reference into this prospectus or in any prospectus supplement. We and the selling stockholders have not authorized anyone to provide information or to make representations not contained in this prospectus. You must not rely on any unauthorized information or representation. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date of this prospectus or any prospectus supplement, or that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale made under this prospectus.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional or different information, such as additional or different risk factors or other special considerations applicable to us or our business, financial condition or results of operations. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement.

This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor it is an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful.

Unless the context requires otherwise, references in this prospectus to “Inphi,” “the Company,” “we,” “us” and “our” refer to Inphi Corporation, a Delaware corporation and our consolidated subsidiaries. This prospectus, including the documents incorporated by reference, contains references to a number of trademarks that are our registered trademarks or those of our affiliates, or trademarks for which we or our affiliates have pending registration applications or common law rights. These include Inphi Corporation and the Inphi name and design logo. This prospectus may also include trade names, trademarks and service marks of other companies and organizations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “anticipate,” or the negative of these terms, or similar expressions. Our actual results could differ materially from those discussed in the forward-looking statements due to the risks and uncertainties discussed herein and in our SEC filings, and the inherent uncertainty of estimates, forecasts and projections. Given these uncertainties, you should not put undue reliance on any forward-looking statements.

Any forward-looking statements represent our estimates and assumptions only as of the date that they were made. Our actual results could differ materially from those anticipated in forward-looking statements because of various factors, including, but not limited to factors affecting:

●	our results of operations;
●	our ability to manage our growth;
●	our ability to sustain or increase profitability;
●	the demand for our solutions;
●	the effect of declines in average selling prices for our products;
●	our ability to compete;
●	our ability to rapidly develop new technology and introduce new products;
●	our ability to safeguard our intellectual property; and
●	trends in the semiconductor industry and fluctuations in general economic conditions.

i

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the discussion of the risks and uncertainties described in, and incorporated by reference under, “Risk Factors” beginning on page 2 of this prospectus and in any prospectus supplement, as well as in the documents we file from time to time with the Securities and Exchange Commission (the “SEC”), which are incorporated herein by reference. These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to update the forward-looking statements, and the estimates and assumptions associated with them, except to the extent required by applicable securities laws. You should however, review additional disclosures we make in our Annual Report on Form 10-K , Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being registered hereby, and our financial statements and notes thereto incorporated by reference in this prospectus.

Our Company

We are a fabless provider of high-speed analog and mixed signal semiconductor solutions for the communications, data center and computing markets. Our semiconductor solutions provide high signal integrity at leading-edge data speeds while reducing system power consumption. Our semiconductor solutions are designed to address bandwidth bottlenecks in networks, maximize throughput and minimize latency in computing environments and enable the rollout of next generation communications, data center and computing infrastructures. Our solutions provide a vital high-speed interface between analog signals and digital information in high-performance systems such as telecommunications transport systems, enterprise networking equipment, data centers and enterprise servers, storage platforms, test and measurement equipment and military systems. We provide 100G high-speed analog semiconductor solutions for the communications market and high-speed memory interface solutions for the computing market.

We were incorporated in Delaware in November 2000 as TCom Communications, Inc. and changed our name to Inphi Corporation in February 2001. Our principal executive offices are located at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. Our telephone number at that location is (408) 217-7300.

The Offering

We are registering for resale by the selling stockholders 5,274,580 shares of our common stock, par value $0.001 per share, that were issued to the selling stockholders in connection with the consummation of our acquisition of Cortina Systems, Inc. (“Cortina”) on October 3, 2014. The shares are being registered pursuant to the Agreement and Plan of Merger dated as of July 30, 2014, by and among the Company, Cortina, Catalina Acquisition Corporation and the Stockholders’ Agent as amended by Amendment No. 1 thereto (together, the “Merger Agreement”) and the related registration rights agreement dated as of October 3, 2014 (the “Registration Rights Agreement”). We are not offering any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares offered by the selling stockholders. See “Selling Stockholders” beginning on page 2 of this prospectus.

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, please read carefully the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. These risks and uncertainties include the risks described below as well as those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated herein by reference and which may be updated, supplemented or superseded by the risks and uncertainties described in the reports we subsequently file with the SEC. See “Incorporation by Reference” and “Where You Can Find More Information” on page 7 of this prospectus. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Please also see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page ii.

The number of shares being registered for sale is significant in relation to our trading volume.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. These shares, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the accounts of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

Up to 5,274,580 shares of common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The selling stockholders may from time to time offer and sell pursuant to this prospectus all, some or none of the shares of our common stock being registered.

The following table (and the notes thereto) sets forth certain information as of October 3, 2014, the date of closing of our acquisition of Cortina, regarding the beneficial ownership of common stock by each of the selling stockholders and the shares being offered by the selling stockholders. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all their shares of common stock covered by this prospectus.

All of the selling stockholders received their shares of Inphi common stock as part of the consideration paid in connection with the acquisition of Cortina pursuant to the Merger Agreement. The registration statement to which this prospectus relates is being filed pursuant to the Merger Agreement and the Registration Rights Agreement. Subject to the terms and conditions of these agreements, we agreed to file the registration statement to cover the shares of Inphi common stock received by each selling stockholder in the acquisition and to keep the registration statement effective until the shares offered by this prospectus (i) have been disposed of by the selling stockholders in accordance with the registration statement or pursuant to Rule 144 of the Securities Act (“Rule 144”); (ii) may be sold pursuant to Rule 144 without any limitation as to manner-of-sale restrictions or volume limitations; (iii) cease to be outstanding, or (iv) have been transferred or assigned in a private transaction in which the transferor’s rights under the Registration Rights Agreement are not assigned in compliance with the Registration Rights Agreement.

To our knowledge, (i) the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table, and (ii) no other selling stockholder nor any affiliate of a selling stockholder has held any position or office with, been employed by or otherwise has had any material relationship with us or any of our predecessors or affiliates during the three years prior to the date of this prospectus, other than as a result of the ownership of our shares of common stock or other securities.

In the table below, the percentage of shares beneficially owned is based on 31,773,686 shares of our common stock outstanding at the close of business on October 3, 2014, determined in accordance with Rule 13d-3 under the Exchange Act of 1934, as amended. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

	Beneficial Ownership Prior to the Offering			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares Being Registered for Resale	Number of Shares	Percentage of Outstanding Common Stock
Intel Atlantic, Inc. (1)	1,081,864	3.4	1,081,864	0	0

Entities affiliated with Institutional Venture Partners (2)	746,112	2.3	746,112	0	0

Entities affiliated with DCM (3)	559,584	1.8	559,584	0	0

Entities affiliated with Canaan Partners (4)	451,395	1.4	451,395	0	0

Alloy Ventures 2005, L.P. (5)	447,667	1.4	447,667	0	0

Morgenthaler Partners VII, L.P. (6)	373,056	1.2	373,056	0	0

Entities affiliated with Sofinnova Ventures (7)	373,056	1.2	373,056	0	0

Bridgescale Partners, L.P. (8)	279,792	*	279,792	0	0

Procific (9)	186,528	*	186,528	0	0

Entities affiliated with Novirian (10)	135,420	*	135,420	0	0

UTStarcom, Inc. (11)	124,395	*	124,395	0	0

Entities affiliated with Kodiak Ventures (12)	93,263	*	93,263	0	0

	Beneficial Ownership Prior to the Offering			Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares Being Registered for Resale	Number of Shares	Percentage of Outstanding Common Stock
Entities affiliated with El Dorado Ventures (13)	74,611	*	74,611	0	0

Entities affiliated with Invesco Private Capital (14)	71,424	*	71,424	0	0

JAFCO Technology Partners, L.P. (15)	59,689	*	59,689	0	0

Ligenh Global Fund L.P. (16)	41,672	*	41,672	0	0

Euromedia Venture Fund (17)	40,491	*	40,491	0	0

Entities affiliated with Redpoint Ventures (18)	37,305	*	37,305	0	0

All other selling stockholders (33 persons or groups) (19)	97,256	*	97,256	0	0

TOTALS	5,274,580	16.6	5,274,580	0	0

*Represents less than 1%.

(1)

All shares are held of record by Intel Atlantic, Inc., a wholly owned subsidiary of Intel Corporation. The mailing address of Intel Atlantic is care of Intel Corporation, 2200 Mission College Blvd., MS: RN6-46, Santa Clara, California 95054, Attn: Portfolio Manager.

(2)

Consists of (i) 643,149 shares held of record by Institutional Venture Partners XI, L.P. (“IVP XI”) and (ii) 102,963 shares held of record by Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”). Institutional Venture Management XI, LLC (“IVM XI”) serves as the general partner of IVP XI and the managing limited partner of IVP XI KG, and has sole voting and dispositive power with respect to the shares held by these entities. Todd C. Chaffee, Reid W. Dennis, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps, the Managing Directors of IVM XI, share voting and dispositive power with respect to the shares held by these entities. The address of these entities is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(3)

Consists of (i) 545,707 shares held of record by DCM IV, L.P. (“DCM IV”) and (ii) 13,877 shares held of record by DCM Affiliates Fund IV, L.P. The general partner of DCM IV, L.P. and DCM Affiliates Fund IV, L.P. is DCM Investment Management IV, L.P., whose general partner is DCM International IV, Ltd. DCM International IV, Ltd., through DCM Investment Management IV, L.P., has sole voting and investment power over these shares, and such voting and investment power is exercised by K. David Chao, Peter W. Moran and Thomas Blaisdell, the directors of DCM International IV, Ltd. The business address of DCM IV, L.P. and DCM Affiliates Fund IV, L.P. is 2420 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(4)

Shares beneficially owned consist of 16,116 shares held by Canaan Equity III Entrepreneurs LLC (“Canaan Entrepreneurs III”), 431,551 shares held by Canaan Equity III L.P. (“Canaan Equity III”) and 3,728 shares held by related individuals described below. Canaan Equity Partners III LLC (“Canaan III”) as (a) the sole Manager of Canaan Entrepreneurs III and (b) the sole General Partner of Canaan Equity III, has ultimate voting and dispositive power over the shares held of record by Canaan Entrepreneurs III and Canaan Equity III (the “Canaan III Shares”). Shared voting and dispositive power over the Canaan III Shares is vested in the managers of Canaan III, which are John V. Balen, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo and Eric A. Young. The business address of these entities and Messrs. Russo and Kopchinsky is 285 Riverside Avenue, Suite 250, Westport, Connecticut. An additional 746 shares are held of record by the Connor Erickson Young Irrevocable Trust dated February 11, 1998 (the “Young Trust Shares”). Mr. Young is the co-trustee of such trust and exercises shared voting and dispositive power over the Young Trust Shares. An additional 932 shares are held of record by Mr. Kopchinsky, over which Mr. Kopchinsky exercises sole voting and dispositive power. An additional 186 shares are held of record by Mr. Russo, over which Mr. Russo exercises sole voting and dispositive power. An additional 932 shares are held of record by Mr. Kamra, over which Mr. Kamra exercises sole voting and dispositive power. An additional 932 shares are held of record by Brent Ahrens, over which Mr. Ahrens exercises sole voting and dispositive power. Mr. Ahrens, who is a manager of certain affiliates of Canaan Partners, is not a manager of Canaan III and does not have voting and dispositive power over the Canaan III Shares. The address of the individuals affiliated with Canaan Partners is, except for Messrs. Kopchinsky and Russo, 2765 Sand Hill Road, Menlo Park, California 94025.

(5)

All shares are held of record by Alloy Ventures 2005, L.P. Craig Taylor, John Shoch, Douglas Kelly, Tony Di Bona, Daniel Rubin, Michael Hunkapiller and Ammar H. Hanafi are managing directors of Alloy Ventures 2005, LLC, the general partner of Alloy Ventures 2005, L.P., and share voting and dispositive power over the shares held by Alloy Ventures 2005, L.P. The address for Alloy Ventures 2005, L.P. is 400 Hamilton Avenue, Palo Alto, California 94301.

(6)

All shares are held of record by Morgenthaler Partners VII, L.P (“MP VII”). Morgenthaler Management Partners VII, LLC (“MMP VII”), the general partner of MP VII, has sole voting and dispositive power with respect to the shares held by MP VII. Robert C. Bellas, Gary R. Little, John D. Lutsi, Gary J. Morgenthaler, Robert D. Pavey and Peter G. Taft, the managing members of MMP VII, share voting and dispositive power with respect to the shares held by MP VII and MMP VII. The address of each of these entities is 2710 Sand Hills Road, Suite 100, Menlo Park, California 94025.

(7)

Consists of (i) 307,864 shares held of record by Sofinnova Venture Partners VI, L.P. (“SVP VI”); (ii) 60,996 shares held of record by Sofinnova Venture Partners VI GmbH & Co. KG (“SVP GmbH”); and (iii) 4,196 shares held of record by Sofinnova Venture Affiliates VI, L.P. (“SVA VI”). Sofinnova Management VI, L.L.C. (“SM VI”), the general partner of SVP VI and SVA VI, and managing limited partner of SVP GmbH, has sole voting and dispositive power with respect to the shares held by these entities. Alain L. Azan, Dr. Michael F. Powell, Dr. James I. Healy and Eric P. Buatois, the managing members of SM VI, may be deemed to have shared voting power to vote such shares. The address of these entities is 3000 Sand Hill Road, Bldg 4, Suite 250, Menlo Park, California 94025.

(8)

All shares are held of record by Bridgescale Partners, L.P. (“BP”). Robert Chaplinsky and Matthew Cowan, as the managing members of Bridgescale Partners GP I, L.L.C., share voting and dispositive power with respect to the shares held by BP. The address of these entities is c/o Bridgescale Partners, 1259 El Camino Real #417, Menlo Park, California 94025.

(9)

All shares are held of record by Procific, a wholly owned subsidiary of Abu Dhabi Investment Authority, a public institution established by the Government of the Emirate of Abu Dhabi. The address for Procific is 122 Mary Street, PO Box 709, Grand Cayman, Cayman Islands, KY1-1107.

(10)

Consists of (i) 67,710 shares held of record by Novirian Pacific LP and (ii) 67,710 shares held of record by Novirian Palomar LP. Esfandiar Lohrasbpour and Alessandro Biral are managing directors and general partners of each of these entities, and have share voting and dispositive power with respect to the shares held by these entities. The address for these entities is 100 First Street, Suite 2200, San Francisco, California 94105.

(11)

All shares are held of record by UTStarcom, Inc., a Delaware corporation and a wholly owned subsidiary of UTStarcom Holdings Corp., which is a Cayman Islands corporation listed on The NASDAQ Stock Market. Each of Himanshu Shah, William Wong, Xiaoping Li, Hong Liang Lu, Linzhen Xie, and Sean Shao is a member of the board of directors of UTStarcom Holdings Corp., and accordingly they may be deemed to share voting and investment power of the shares held by UTStarcom, Inc. The address for these individuals and entities is Level 6, 28 Hennessy Road, Admiralty, Hong Kong.

(12)

Consists of (i) 69,589 shares held of record by Kodiak Venture Partners II-A, L.P. (“KVP II-A”); (ii) 15,281 shares held of record by Kodiak Venture Partners II-B, L.P. (“KVP II-B”); and (iii) 8,393 shares held of record by SKI Opportunities Fund, LLC (“SKI”). Kodiak Ventures Management II, L.P. (“KVM II”), the general partner of KVP II-A and KVP II-B, may be deemed to share voting and dispositive power with respect to the shares held by KVP II-A and KVP II-B. SKI Opportunities Fund (GP) (“SKI GP”), the general partner of SKI, shares voting and dispositive power with respect to the shares held by SKI. Kodiak Ventures Management Company, Inc. (“Kodiak Mgmt”), the general partner of KVM II, may be deemed to have sole voting and dispositive power with respect to the shares held KVP II-A and KVP II-B. David A. Furneaux and Louis J. Volpe are the President and Treasurer, respectively, of Kodiak Mgmt and share voting and dispositive power for the shares held of record by these entities. Kodiak Ventures Management Company, LLC. (“Kodiak Mgmt LLC”), the managing member of SKI GP, may be deemed to have sole voting and dispositive power with respect to the shares by SKI. David A. Furneaux and Louis J. Volpe are the Managing Members, respectively, of Kodiak Mgmt LLC and share voting and dispositive power for the shares held of record by these entities. The address of each of these entities is Wellesley Office Park, 80 William Street, Wellesley, MA  02481.

(13)

Consists of (i) 72,403 shares held of record by El Dorado Ventures VI, L.P. (“EDV VI”) and (ii) 2,208 shares held of record by EL Dorado Technology ‘01, L.P. (“EDT ‘01”).  El Dorado Venture Partners VI, LLC (“EDVP VI”), the general partner of EDV VI and EDT ‘01, has sole voting and dispositive power with respect to the shares held by EDV VI and EDT ‘01. Charles D. Beeler and Thomas H. Peterson, the managing members of EDVP VI, share voting and dispositive power with respect to the shares held by these entities. The address of each of these entities is 850 Oak Grove Avenue, Menlo Park, California 94025.

(14)

Consists of (i) 43,781 shares held of record by Chancellor V, L.P. (“Chancellor V”); (ii) 20,794 shares held of record by Chancellor V-A, L.P. (“Chancellor V-A”); and (iii) 6,849 shares held of record by Citiventure 2000, L.P. (“Citiventure”). Invesco Private Capital, Inc. is the managing member of IPC Direct Associates V, LLC, which is the General Partner of each of Chancellor V, Chancellor V-A and Citiventure (collectively referred to as the “Invesco Private Capital Entities”). Mr. Johnston L. Evans is a Managing Director of Invesco Private Capital, Inc. and a member of the investment committee of IPC Direct Associates V, LLC. Accordingly, Mr. Evans may be deemed to share voting and investment power of the shares held by the Invesco Capital Entities. The address for the Invesco Private Capital Entities and Mr. Evans is 1166 Avenue of the Americas, New York, New York 10036.

(15)

All shares are held of record by JAFCO Technology Partners, L.P. (“JTP LP”). JTP Management Associates, L.L.C. (“JTPMA I”) is the general partner of JTP LP. Joseph Horowitz, Thomas Mawhinney and Tsunesaburo Sugaya are the managing members of JTPMA I and share voting and investment power with respect to the shares held of record by JTP LP. The address for these entities is 505 Hamilton Avenue, Palo Alto, CA 94301.

(16)

All shares are held of record by Ligenh Global Fund, L.P. (“LGF LP”). Ligenh Ventures LLC (“LV LLC”) is the general partner of LGF LP, and Stephen Wuu is the managing director of LV LLC. Accordingly, Mr. Wuu may be deemed to have voting and investment power over the shares held by LGF LP. The address for these entities and for Mr. Wuu is P.O. Box 15538, Fremont, California 94539.

(17)

All shares are held of record by Euromedia Venture Fund, L.P. Vedanta Associates, LP (the “GP”) is the general partner of Euromedia Venture Fund, L.P. (“Euromedia”). Vedanta Partners, LLC (the “UGP”) is the general partner of the GP. Parag Saxena and Alessandro Piol are the control persons of the UGP and share voting and dispositive power with respect to the shares held by Euromedia. The address for these entities and for Messrs. Saxena and Piol is 540 Madison Avenue, 30th Floor, New York, New York 10022.

(18)

Includes (i) 36,462 shares held of record by Redpoint Ventures II, L.P. (“RV II”); and (ii) 843 shares held of record by Redpoint Associates II, LLC (“RA II”). Redpoint Ventures II, LLC (“RV II LLC”) serves as the sole general partner of RV II. As such, RV II LLC has shared voting and dispositive power with respect to the shares held by RV II. RV II LLC and RA II are under common control. Each of Jeff Brody, R. Thomas Dyal, Timothy Haley, G. Bradford Jones, John Walecka and Geoffrey Yang holds voting and dispositive power over the shares held by Redpoint Ventures II, L.P. and Redpoint Associates II, L.L.C. The address of each of these entities is 3000 Sand Hill Road, Bldg. 2, Suite 290, Menlo Park, California 94025.

(19)	Includes each other selling stockholder or selling stockholder group who in the aggregate beneficially owns less than 1% of our outstanding common stock.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell the shares covered by this prospectus at various times.  As used in this prospectus, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus.  The selling stockholders will act independently of Inphi in making decisions with respect to the timing, manner and size of each sale.  The shares may be sold by or for the account of the selling stockholders in transactions on the New York Stock Exchange, the over-the-counter market, or otherwise.  These sales may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of the sale, or at negotiated prices.  The shares may be sold by means of one or more of the following methods:

●	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
●	ordinary brokerage transactions in which the broker solicits purchasers;
●	privately negotiated transactions;
●	a combination of any of the above methods; or
●	any other method permitted pursuant to applicable law.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

The selling stockholders may sell the shares described in this prospectus directly to purchasers or through broker-dealers, which may act as agents or principals. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales.  Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both.  This compensation may exceed customary commissions. The selling stockholders may also transfer, devise, gift or pledge these shares by other means not described in this prospectus.

The selling stockholders also may resell all or a portion of the shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act (“Rule 144”) in open market transactions in reliance upon Rule 144.

The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information:

●	the name of the participating broker-dealer(s) or underwriters;
●	the number of shares involved;
●	the price(s) at which the shares were sold;
●	the commissions paid or discounts or concessions allowed by the selling stockholders to the broker- dealers or underwriters, if any; and
●	other information material to the transaction.

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act.  Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.  Because the selling stockholders may be deemed to be “underwriters,” the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in the sale of the resale shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the resale shares by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the resale shares to engage in market-making activities with respect to the particular resale shares being distributed. This may affect the marketability of the resale shares and the ability of any person or entity to engage in market-making activities with respect to the resale shares. We have advised the selling stockholders that the anti-manipulation rules promulgated under the Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling stockholders.

The selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

We have agreed to bear all expenses of registration of the shares other than fees and expenses, if any, of counsel or other advisors to the selling stockholders.  Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders selling those shares.

There can be no assurances that the selling stockholders will sell all or any of the shares of common stock offered under this prospectus.

The registration statement to which this prospectus relates is being filed pursuant to the Merger Agreement and the Registration Rights Agreement.  The Registration Rights Agreement provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, or they may be entitled to contribution. The Registration Rights Agreement further provides that the selling stockholders will indemnify us against certain liabilities, including liabilities under the Securities Act, or we may be entitled to contribution.  Subject to the terms and conditions of the Registration Rights Agreement, we agreed to file the registration statement to cover the shares of Inphi common stock received by each selling stockholder in the acquisition of Cortina and to keep the registration statement effective until the shares offered by this prospectus (i) have been disposed of by the selling stockholders in accordance with the registration statement or pursuant to Rule 144; (ii) may be sold pursuant to Rule 144 without any limitation as to manner-of-sale restrictions or volume limitations; (iii) cease to be outstanding, or (iv) have been transferred or assigned in a private transaction in which the transferor’s rights under the Registration Rights Agreement are not assigned in compliance with the Registration Rights Agreement.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for Inphi Corporation by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Inphi Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The abbreviated financial statements of the Infrastructure Business Unit of Cortina Systems, Inc. included in Exhibit 99.1 of Inphi Corporation’s Current Report on Form 8-K/A dated November 7, 2014 have been incorporated in this prospectus in reliance on the report of Armanino LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. Certain information in the registration statement has been omitted from this prospectus in accordance with the SEC’s rules and regulations. You should review the information and exhibits in the registration statement of which this prospectus forms a part for further information about us and the securities that are being offered by this prospectus. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement of which this prospectus forms a part or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate those statements.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.inphi.com. Other than as detailed in the section of this prospectus titled “Incorporation By Reference,” the information on our website and the SEC’s website is not incorporated by reference into this prospectus and you should not consider it part of this prospectus or any prospectus supplement, and any references to these websites or any other websites are inactive textual references only. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC permits us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. This prospectus incorporates by reference the documents listed below that we previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 5, 2014;

●

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 7, 2014, August 5, 2014 and November 7, 2014, respectively;

●	our Current Reports on Form 8-K filed with the SEC on April 24, 2014, June 3, 2014, August 1, 2014 and October 6, 2014, and Form 8-K/A filed with the SEC on November 7, 2014; and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 29, 2010.

In addition, we incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (in each case, other than those documents or the portions of those documents not deemed to be filed) that are made between the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus or any prospectus supplement hereto is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference into this prospectus or any prospectus supplement, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for such information should be directed to:

Inphi Corporation,

Attn: Investor Relations,

2953 Bunker Hill Lane, Suite 300,

Santa Clara, California 95054

(408) 217-7300

In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”